Exhibit 10.17

MAYVILLE ENGINEERING COMPANY, INC.

2019 OMNIBUS INCENTIVE PLAN

PERFORMANCE STOCK UNIT AWARD

(EMPLOYEE FORM)

[PARTICIPANTID]

[FIRSTNAME] [LASTNAME]

You have been granted an award of Performance Stock Units (this “Award”) of Mayville Engineering Company, Inc. (the “Company”) under the Mayville Engineering Company, Inc. 2019 Omnibus Incentive Plan (the “Plan”), effective as of the Grant Date, with the following terms and conditions:

Grant Date:	[___________], [____]
Performance Period:	January 1, 20[__] through December 31, 20[__]
Number of Performance Stock Units:	[SHARESGRANTED] (“Target PSUs”)
Performance Vesting for Performance Stock Units:

Fifty percent (50%) of the total Performance Stock Units will be eligible to be earned based on the Company’s Adjusted EBITDA for 20[__], as defined and determined as provided in Exhibit A hereto.

Fifty percent (50%) of the total Performance Stock Units will be eligible to be earned based on the Company’s Average Annual ROIC for the Performance Period, as defined and determined as provided in Exhibit A hereto.

Upon a Change of Control, Section 17(c) of the Plan will apply to this Award.

In the event of your termination of employment or service with the Company or its Affiliates as a result of your death or disability (as determined by the Administrator) prior to the date on which the Committee determines the number of Performance Stock Units earned following the end of the Performance Period (the “Determination Date”), 100% of the  Performance Stock Units will be deemed earned and vested in full assuming target-level performance on the date of such termination.

In the event of your termination of employment or service with the Company or its Affiliates as a result of your Retirement (as defined below) prior to the Determination Date, a pro rata portion of the Performance Stock Units, determined based on the number of days on which you remained employed during the Performance Period compared to the total number of days in the Performance Period (which pro rata portion shall be deemed to be 100% of the Target PSUs in the event of your Retirement following the end of the Performance Period and before the Determination Date), will remain eligible to be earned based on the actual performance results for the Performance Period.  “Retirement” shall mean your resignation after reaching age 55 with 10 years of service at a time when your employment or service could not have been terminated for Cause.

Except as otherwise provided above, upon your termination of employment or service with the Company and its Affiliates prior to the Determination Date, you will forfeit all then unearned and unvested  Performance Stock Units.

Settlement of Performance Stock Units:

As soon as practicable after the Determination Date (but no later than two-and-one-half months after the end of the year in which the Determination Date occurs), the Company will settle any earned and vested  Performance Stock Units by issuing in your name certificate(s) or making an appropriate book entry for a number of Shares equal to the number of  Performance Stock Units that have been earned and vested.

Transferability of Performance Stock Units:

You may not sell, transfer or otherwise alienate or hypothecate this Award or any of your Performance Stock Units until they are vested. In addition, by accepting this Award, you agree not to sell any Shares acquired under this Award other than as set forth in the Plan and at a time when applicable laws, Company policies or an agreement between the Company and its underwriters do not prohibit a sale. The Company also may require you to enter into a shareholder’s agreement that will include additional restrictions on the transfer of Shares acquired under this Award.

Rights as Shareholder:

You will not be deemed for any purposes to be a shareholder of the Company with respect to any of the Performance Stock Units (including with respect to voting or dividends) unless and until a certificate for Shares is issued upon settlement of the Performance Stock Units.

Market Stand-Off:

In connection with any underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, you agree that you shall not directly or indirectly sell, make any short sale of, loan, hypothecate, pledge, offer, grant or sell any option or other contract for the purchase of, purchase any option or other contract for the sale of, or otherwise dispose of or transfer or agree to engage in any of the foregoing transactions with respect to, any Shares acquired under this Award without the prior written consent of the Company.  Such restriction shall be in effect for such period of time following the date of the final prospectus for the offering as may be determined by the Company.  In no event, however, shall such period exceed one hundred eighty (180) days.

Compensation Recovery Policy:

The Performance Stock Units and any Shares or other amounts awarded, earned, issued or paid under or with respect to this Award will be subject to the Company’s Compensation Recovery Policy and any other recoupment, recovery, clawback or similar policy that the Company maintains from time to time or that otherwise applies to the Company and its employees under applicable law, regulation or listing standard.

Taxes:	You understand that you (and not the Company or any Affiliate) shall be responsible for your own federal, state, local or foreign tax liability and any of your other tax consequences that may arise as a result of the transactions contemplated by this Award. You shall rely solely on the determinations of your tax advisors or your own determinations, and not on any statements or representations by the Company or any of its agents, with regard to all such tax matters.

To the extent that the receipt, vesting or settlement of the Performance Stock Units, or other event, results in income to you for federal, state or local income tax purposes, you shall deliver to the Company at the time the Company is obligated to withhold taxes in connection with such receipt, vesting, settlement or other event, as the case may be, such amount as the Company requires to meet its withholding obligation under applicable tax laws or regulations. If you fail to do so, the Company has the right and authority to deduct or withhold from other compensation payable to you an amount sufficient to satisfy its withholding obligations.

To the extent permitted by the Company at the time a tax withholding requirement arises, you may satisfy the withholding requirement in whole or in part, by electing to have the Company withhold for its own account that number of Shares otherwise deliverable to you upon settlement having an aggregate Fair Market Value on the date the tax is to be determined equal to the tax that the Company must withhold in connection with the vesting or settlement of such Performance Stock Units; provided that the amount so withheld shall not exceed the maximum statutory rate to the extent necessary to avoid an accounting charge. Your election must be irrevocable, in writing, and submitted to the Secretary of the Company before the applicable vesting or settlement date. The Fair Market Value of any fractional Share not used to satisfy the withholding obligation (as determined on the date the tax is determined) will be paid to you in cash.

Miscellaneous:
●
Neither the Plan nor the grant of this Award shall constitute or be evidence of any agreement or understanding, express or implied, that you have a right to continue as an employee of the Company or any of its Affiliates for any period of time, or at any particular rate of compensation.
●
The Plan and this Award constitute the entire understanding of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements between you and the Company with respect to the subject matter hereof.  You expressly warrant that you are not accepting this Award in reliance on any promises, representations, or inducements other than those contained herein.

●
By accepting the grant of the Performance Stock Units, you agree not to sell any Shares acquired in connection with the Performance Stock Units other than as set forth in the Plan and at a time when applicable laws, Company policies or an agreement between the Company and its underwriters do not prohibit a sale.

●
As a condition of the granting of this Award, you agree, for yourself and your legal representatives or guardians, that this

Award shall be interpreted by the Committee and that any interpretation by the Committee of the terms of this Award or the Plan and any determination made by the Committee pursuant to this Award shall be final, binding and conclusive.

●
Subject to the terms of the Plan, the Committee may modify or amend this Award without your consent as permitted by Section 15(c) of the Plan or: (i) to the extent such action is deemed necessary by the Committee to comply with any applicable law or the listing requirements of any principal securities exchange or market on which Shares are then traded; (ii) to the extent the action is deemed necessary by the Committee to preserve favorable accounting or tax treatment of this Award for the Company; or (iii) to the extent the Committee determines that such action does not materially and adversely affect the value of this Award or that such action is in the best interest of you or any other person who may then have an interest in this Award.

●
This Award may be executed in counterparts.

This Award is granted under and governed by the terms and conditions of the Plan.  The terms of the Plan to the extent not stated herein are expressly incorporated herein by reference and in the event of any conflict between this Award and the Plan, the terms of the Plan shall govern, control and supersede over the provisions of this Award.  Capitalized terms used in this Award and not defined shall have the meanings given in the Plan.

BY ACCEPTING THIS AWARD, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED HEREIN AND IN THE PLAN.  YOU ALSO ACKNOWLEDGE RECEIPT OF THE PLAN.

MAYVILLE ENGINEERING COMPANY, INC.PARTICIPANT

By:__________________________________________________

[EXECUTIVE][EMPLOYEE]

[POSITION]

Date: _______________________

EXHIBIT A

TERMS OF PERFORMANCE STOCK UNITS

For Performance Period

January 1, 20[__] through December 31, 20[__]

Performance Criteria

The number of Performance Stock Units earned, if any, will be determined following the end of the Performance Period based on the Company’s achievement over the Performance Period with respect to two performance objectives: (1) Adjusted EBITDA (as defined below) for 20[__] and (2) Average Annual ROIC (as defined below) for the Performance Period.

Performance Stock Units Earned

The total number of Performance Stock Units earned, if any, for the Performance Period shall equal the following:

●	The product of the Target PSUs multiplied by 50% multiplied by the percentage of target earned with respect to the Adjusted EBITDA for 20[__] objective determined as set forth below under “Payout Matrix”; plus

●	The product of the Target PSUs multiplied by 50% multiplied by the percentage of target earned with respect to the Average Annual ROIC objective determined as set forth below under “Payout Matrix”.

Payout Matrix

The Committee has established the following payout matrix with respect to each of the performance objectives described above.  If performance falls between threshold and target or between target and maximum, the percentage of Target PSUs earned will be determined by the Committee based on straight-line interpolation; provided, however, that no payout shall be made with respect to a performance objective if the threshold level of performance is not attained for the objective.

Performance Level	Adjusted EBITDA for 20[__]	Average Annual ROIC	Performance Stock Units Earned (% of Target PSUs)
Maximum	$ million	%	[200]%
Target	$ million	%	[100]%
Threshold	$ million	%	[50]%

Performance Criteria Definitions

“Adjusted EBITDA” means [the Company’s adjusted earnings before interest, taxes, depreciation and amortization (as reported in the Company’s Annual Report on Form 10-K), subject to such other adjustments or exclusions as may be deemed appropriate by the Administrator to account for extraordinary or unanticipated events or items that do not reflect the core business of the Company].

“Average Annual ROIC” means [the quotient of the sum of the ROIC (as defined below) for each of the three years in the Performance Period divided by three (3)].

“ROIC” means, for any annual period, [the quotient of the Company’s net operating profit after tax for the year divided by the Company’s total invested capital as of the end of such year, in each case as determined by the Administrator in its discretion and subject to such adjustments or exclusions as may be deemed appropriate by the Administrator to account for extraordinary or unanticipated events or items that do not reflect the core business of the Company].